Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Kandi Technologies, Corp.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3/A of our report dated March 6, 2009, relating to the consolidated financial statements of Kandi Technologies, Corp. and Subsidiaries as of December 31, 2008 and 2007 and for the years then ended, which appears in the Kandi Technologies, Corp. Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009.  We also consent to the reference to our firm under the caption “Experts”.

/s/ WEINBERG & COMPANY, P.
WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
March 30, 2010